Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)



                                  Six
                                  Months
                                  Ended          Years Ended December 31
                                  June 30, -----------------------------------
                                  2007      2006   2005   2004   2003   2002
                                  --------  ----   ----   ----   ----   ----
Fixed charges
Interest expense                  $ 37.6   $ 77.2 $ 64.7 $ 69.0 $ 69.6 $ 66.5
Interest capitalized during
  the period                         3.8      9.9   15.0   16.3   14.5   13.9
Amortization of debt issuance
  expenses                           1.9      3.8    3.4    3.5    3.8    2.6
Portion of rental expense
  representative of interest        28.4     56.7   60.9   61.6   55.2   53.0
                                   ------  ------ ------ ------ ------  -----
    Total Fixed Charges             71.7    147.6  144.0  150.4  143.1  136.0
                                   ------  ------ ------ ------ ------  -----
Earnings
Income (loss) from continuing
 operations before income taxes    (47.9)  (250.9)(170.9) (76.0) 380.5  332.8
Add (deduct) the following:
 Share of loss (income) of
  associated companies               -        4.5   (7.2) (14.0) (16.2)  14.2
 Amortization of capitalized
  interest                           7.1     13.7   12.9   11.7   10.2    8.8
                                   ------  ------ ------ ------ ------  -----
    Subtotal                       (40.8)  (232.7)(165.2) (78.3) 374.5  355.8
                                   ------  ------ ------ ------ ------  -----

Fixed charges per above             71.7    147.6  144.0  150.4  143.1  136.0
Less interest capitalized during
  the period                        (3.8)    (9.9) (15.0) (16.3) (14.5) (13.9)
                                   -----   ------ ------ ------ ------ ------
Total earnings (loss)              $27.1   $(95.0)$(36.2)$ 55.8 $503.1 $477.9
                                   =====   ====== ====== ====== ====== ======

Ratio of earnings to fixed
  charges                            *       *      *      *      3.52   3.51
                                   =====   ====== ====== ====== ======  =====

* Earnings for the six months and years ended June 30, 2007, December 31, 2006, 2005 and 2004 were inadequate to cover fixed charges by $44.6 million, $242.6 million, $180.2 million and $94.6 million, respectively.